Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated May 13, 2016 and July 17, 2015, respectively, relating to the financial statements and financial highlights of John Hancock Core High Yield Fund, a series of John Hancock Funds III, and John Hancock Focused High Yield Fund, a series of John Hancock Bond Trust, appearing in the March 31, 2016 and May 31, 2015 Annual Reports to Shareholders, respectively. We also consent to the references to us under the headings “Experts” and “Exhibit A- Agreement and Plan of Reorganization” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information, which constitute parts of the Registration Statement.

We hereby also consent to the incorporation by reference in the Statement of Additional Information, which constitutes part of this Registration Statement, our reports dated May 13, 2016 and July 17, 2015, respectively, relating to the financial statements and financial highlights appearing in the March 31, 2016 Annual Report to Shareholders of John Hancock Core High Yield Fund, a series of John Hancock Funds III, and in the May 31, 2015 Annual Report to Shareholders of John Hancock Focused High Yield Fund, a series of John Hancock Bond Trust. We also consent to the references to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the July 1, 2016 Prospectus and Statement of Additional Information of John Hancock Core High Yield Fund and in the October 1, 2015 Prospectus and Statement of Additional Information of John Hancock Focused High Yield Fund.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 28, 2016